THE ORRSTOWN FINANCIAL SERVICES, INC.

EMPLOYEE STOCK PURCHASE PLAN

Table of Contents

2.	PURPOSE	2
3.	AVAILABLE SHARES: ADJUSTMENTS	2
4.	GRANTS AND TERMS OF OPTIONS	3
5.	PAYMENT FOR AND DELIVERY OF SHARES	4
6.	TERMINATION AND AMENDMENT	5
7.	LIMITATION ON RESALE	5
8.	MISCELLANEOUS PROVISIONS	6
9.	EFFECTIVE DATE	7

1.	DEFINITIONS

1.1.	Account
The book entry account established by the Corporation for a participating Employee pursuant to  Section 5.1 hereto.

1.2.	Code
The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

1.3.	Committee
The Committee appointed by the Corporation's Board of Directors as described in Section 8.1 hereof or, if the Board of Directors does not appoint such a Committee, the Board of Directors itself in its capacity as administrator of the Plan.

1.4.	Corporation
Orrstown Financial Services, Inc.

1.5.	Employee
Any employee of the Corporation, or any Subsidiary of the Corporation, who is customarily scheduled to work at least twenty (20) hours per week and has been employed by the Corporation, or any Subsidiary of the Corporation, for at least  ninety (90) days and who is still employed on an Offering Date. Any employee of the Corporation or Subsidiary whose customary employment is for not more than five (5) months in any calendar year shall not be eligible to participate in the Plan.

1.6.	Fair Market Value
The fair market value of the shares, which, as of any date, shall be determined on a per share basis by the Board of Directors as follows:

✓
If the Shares were traded over-the-counter on the date in question and the Shares were classified by Nasdaq as a national market issue (or, in the judgment of the Board of Directors, a comparable designation), then the Fair Market Value shall be equal to the average of the high and low sales prices of the Shares reported in Nasdaq trading for that date or if no reported sale of Shares shall have occurred on such date, then on the next preceding day on which there was a reported sale.

✓
If the Shares were traded over-the-counter on the date in question but the Shares were not classified by Nasdaq as a national market issue (or, in the judgment of the Board of Directors, a comparable designation), then the Fair Market  Value  shall  be  equal  to  the  mean  between  the  last reported representative bid and asked prices quoted by the Nasdaq system for such date.

✓
If the Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions reported for such date.

✓	If none of the above are applicable, then the Fair Market Value shall equal the

✓
 average of the average of the daily high bid and low offer quotations for the Shares reported through the National Association of Securities Dealers, Inc.'s OTC Bulletin Board service for the ten (10) trading days immediately preceding the applicable date (the "Pricing period"). If, however, no bid or no offer quotation for the Shares is reported through the OTC Bulletin Board service during the Pricing Period, then the Fair Market Value will be the price of the last trade reported for the Shares through the OTC Bulletin Board service.

✓
If none of the foregoing provisions are applicable or if the Board of Directors in its discretion determines to utilize another valuation method, then the Fair Market Value shall be determined by the Board of Directors in good faith on such basis as it deems appropriate provided that such valuation method is considered an appropriate method of determining the Fair Market Value of the Shares for the purposes of Section 423 of the Code.

1.7.	Offering Date(s)
Shall be March 1st and  September 1st of each year.

1.8.	Plan
The Orrstown Financial Services, Inc. Employee Stock Purchase Plan.

1.9.	Purchase Dates
    February 28 and August 31st of each year.

1.10.	Shares
Shares of the common stock, no par value, of the Corporation.

1.11.	Subsidiary
Subject to the determination to be made by the Board of Directors pursuant to Section 8.3 hereof, have the meaning that is ascribed to that term in Section 424 (f) of the Code.

1.12.	Trust Officer
Such person or persons (including vice or assistant officers) as the Board of Directors shall from time to time appoint to administer the Plan as contemplated by Section 8.1 of the Plan, subject to the authority and responsibility of the Board or the Committee.

2.	PURPOSE

The purpose of the Plan is to provide Employees of the Corporation, and its Subsidiaries, who wish to become shareholders an opportunity to purchase Shares of the Corporation. The Board of Directors believes that Employee participation in the ownership of the Corporation will be to the mutual benefit of both the Employees and the Corporation.  The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of Code.

3.	AVAILABLE SHARES; ADJUSTMENTS

3.1.
A total of One Hundred Eighty Two Thousand, Three Hundred Twenty Five full shares and Ninety Four Tenths of a share (182,325.94) (subject to anti-dilution adjustments provided in Section 3.2 herein) may be sold pursuant to options to purchase granted under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Corporation may be made available for purchase under the Plan.

3.2.
Appropriate adjustments in the Fair Market Value per share as of a particular Offering Date or Purchase Date and/or in the number and kind of Shares which are available for the grant of options under this Plan, shall be made to give effect to any mergers, consolidations, acquisitions, stock splits, stock dividends, or other relevant changes in the capitalization occurring after the effective date of the Plan. No fractional Shares shall be subject to an option to purchase and each Employee's option to purchase shall be adjusted downward to the nearest full Share. In the case of adjustments to Fair Market Value, the Fair Market Value shall be adjusted downward to the nearest whole cent. Any agreement of merger or consolidation will include appropriate provisions for protection of the then existing rights of Employees under the Plan.

4.	GRANTS AND TERMS OF OPTIONS

4.1.	All Employees granted options to purchase under this Plan shall have the same rights and privileges, except as set forth herein.

4.2.
On the Offering Dates each year while this Plan is in effect, the Corporation will grant options to purchase Shares to all Employees. By way of such options, each Employee shall be entitled to purchase up to a maximum number of Shares each calendar year as determined in Sections 4.4 through 4.8 below. In order to exercise the option to purchase, an Employee must complete and file with the trust officer, on or before the applicable Purchase Date, an enrollment form and any other papers prescribed by the Corporation.

4.3.
The purchase price of Shares acquired pursuant to the above-described options shall be the lower of eighty-five percent (85%) of the Fair Market Value of the Shares on the applicable Offering Date or related Purchase Date. For example, the lower of the Fair Market Values on the  September 1st Offering Date or the subsequent  February 28th Purchase Date times eighty-five percent (85%) will be the purchase price  for the  February 28th Purchase Date.  The lower of the Fair Market Values on  March 1st or  August 31st times eighty-five percent (85%) will be the purchase price for the  August 31st  Purchase Date.  The Board of Directors may choose to use an alternative valuation method provided that such valuation method is considered an appropriate method of determining the Fair Market Value of the Shares for the purposes of Section 423 of the Code.

4.4.
Each Employee shall be limited in the number of Shares which can be acquired in any single calendar year to that number of Shares the total purchase price of which does not exceed ten percent (10%) of such Employee's annual compensation during such calendar year. For the purposes of determing an Employee’s annual compensation under this Plan, annual compensation shall mean basic annual salary plus payments for overtime work, but shall not include bonuses, profit sharing, or any other form of additional compensation.

4.5.	No employee shall be granted an option or have the right to acquire Shares if immediately after the option is granted the Employee owns, actually or constructively (as determined with reference to Section 424 (d) of the Code), five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary at the time of the Offering Date. In making such determinations, Shares of stock which the Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

4.6.
If at any time during the term of this Plan the available Shares are oversubscribed, pursuant to any applicable rules, laws, and regulations of any government agency imposing limitations on the number of Shares which may be issued, or by reason of the limitations in Section 3.1 above, then the total purchase price which in Section 4.4 fixes the maximum number of shares available for purchase by each Employee shall be reduced to that percentage of each Employee's compensation as may be necessary to eliminate such oversubscription on a pro rata basis.

4.7.
The right to purchase Shares shall terminate immediately upon an Employee's termination of employment for any reason, including the Employee’s death. Any amounts credited to an Employee's account, pursuant to Section 5.1, shall be paid to the terminated Employee or Employee's estate, if applicable, as soon as administratively feasible following the Employee's termination.

4.8.
Notwithstanding any other provision of this Plan, no Employee shall be granted options which would result in such Employee's right to purchase Shares to accrue at a rate which exceeds Twenty-Five Thousand and 00/100 Dollars ($25,000) of Fair Market Value (determined as of the beginning of the six (6) month offering period) for the calendar year in which the option to purchase Shares under this Plan is outstanding.

4.9.	Rights and options under this Plan are not assignable or transferable by an Employee and are exercisable only by the Employee.

5.	PAYMENT FOR AND DELIVERY OF SHARES

5.1.
Each Employee shall, upon enrollment in the Plan, designate a contribution amount to be withheld from each paycheck. Deductions will be taken on an after-tax basis. The minimum contribution that can be deducted from each paycheck is Ten and 00/100 Dollars ($10.00). The payroll deductions will be credited to an Account established in each employee's name on the Corporation's, or one of its subsidiaries' books with said funds being held in a non interest bearing escrow account established by the Corporation for purpose of this Plan. Except as provided below, all amounts credited to an Employee's Account shall be applied toward the purchase of Shares on the applicable Purchase Date. The Corporation shall pay all administrative expenses of the Plan. The full amount of payroll deductions will be used to purchase Shares. However, no interest will be paid on the balance credited to employee accounts on each pay date. Only amounts available via payroll deductions may be utilized to purchase Shares on the   February 28th Purchase Date each year. Any purchase of Shares under this Plan will be only for whole shares. In addition to the payroll deductions, an Employee may file a Subscription Agreement whereby the Employee may apply additional funds to purchase Shares on the August 31st Purchase Date, but not, however, in excess of an amount equal to the annual maximum determined pursuant to Sections 4.4 through 4.8. Any amounts remaining in an Employee's account following a purchase of Shares on an applicable Purchase Date, due to the requirement of purchasing whole Shares, shall remain credited to the Employee's Account and applied toward the purchase of Shares on the next Purchase Date. Any amounts remaining in an Employee's account immediately following a purchase of Shares on an applicable Purchase Date, shall be paid to the Employee if he/she elects to cease participation in the Plan. An Employee may cease participation in the Plan no later than seven (7) days prior to a Purchase Date. In the event an Employee ceases participation, the Employee may request, in writing, that his Account be paid to him/her in lieu of being applied toward the purchase of Shares. Alternatively, an Employee may allow funds credited to his/her Account to be applied toward the purchase of Shares as of a Purchase Date and elect to cease participation with respect to any future Purchase Date. In order to re-participate in the Plan, an Employee must re-submit documents as required by Section 9.2.

5.2.	The Shares so purchased shall be issued to such Employee within thirty (30) days after the Purchase Date.

6.	TERMINATION AND AMENDMENT

6.1.
The Board of Directors reserves the right to make any amendment to this Plan which it deems to be required or appropriate to qualify the Plan as "employee stock purchase plan" under the Code or the regulations adopted thereunder by the Internal Revenue Service.

6.2.
The Board of Directors shall have complete power and the authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Corporation, increase the maximum number of shares which are or may be available pursuant to Section 3.1 hereof except for adjustments permitted by this Plan.

6.3.
This Plan does not have a specified termination date. The Board of Directors reserves the right to terminate the Plan at any time without notice provided that no such termination can affect an Employee's right to purchase Shares, with funds credited to his Account, up through the effective date of the termination of the Plan. In the event of the termination of the Plan after an Offering Date but prior to the subsequent Purchase Date, the effective date of the termination of the Plan shall constitute the Purchase Date for the then applicable Offering Date.

7.	LIMITATION ON RESALE

7.1.
The Shares so purchased shall not be resold by the registered owner or owners thereof within one (1) year of purchase, except by will or the laws of descent and distribution, only, in case of death of any registered owner, or as otherwise permitted by the Board of Directors. There shall be no other limitation on resale of Shares purchased under this Plan, except as provided under applicable federal or state laws, rules or regulations. However, notwithstanding anything to the contrary contained in this Plan, Shares shall be distributed pursuant to the Plan only if the Shares are registered under such federal and state securities laws as the Corporation may deem necessary, or if exemptions from such registration are deemed to be available; but in no event shall distributions be made during any period of time in which the Corporation deems that the same may violate a federal, state or securities exchange rule, regulation or law. Further, in the absence of registration under federal and state securities laws as referenced above, each participant may be required by the Corporation to execute such acknowledgment and agreements as may be deemed necessary or appropriate by the Corporation to secure compliance with exemptions from registration under federal or state securities laws, which compliance may involve regulation of the manner in which the Shares may be sold or transferred by the participant, and may prohibit the sale of Shares for a period of time. Certificates for Shares issued under this Plan may bear an appropriate legend making reference to any applicable resale, transfer and other restrictions.

8.	MISCELLANEOUS PROVISIONS

8.1.
Subject to the express provisions of the Plan, the Board of Directors or a a Board of Directors-appointed committee of three (3) or more directors appointed by the Board, shall have plenary authority to administer, interpret and construe all provisions of the Plan, to adopt  rules and regulations for administering the Plan, and to make all other determinations deemed necessary or appropriate for administering the Plan; and the determinations of the Board (or  a Board of Directors-appointed committee, as the case may be) as to the foregoing matters shall be final and conclusive and binding upon all participants. Subject to the authority and responsibility of the Board of Directors or a Board of Directors-appointed committee as aforesaid, the trust officer shall administer, interpret and apply all provisions of the Plan. Nothing contained in this Plan shall be deemed to authorize amendments to the Plan or administration of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

8.2.
No member of the Board of Directors or a Board of Directors-appointed committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of authority or discretion granted in connection with this Plan to the Board of Directors or a Board of Directors-appointed committee, or for the acts or omissions of any other members of the Board of Directors or a Board of Directors-appointed committee. Subject to any numerical limitations on  a Board of Directors-appointed committee membership set forth in Section 8.1 hereof, the Board of Directors may at any time appoint additional members to a Board of Directors-appointed Committee and may at any time remove any member of the  a Board of Directors-appointed committee, with or without cause. Vacancies in the a Board of Directors-appointed committee, however caused, may be filled by the Board of Directors if it so desires. Employees of any corporation or other entity which becomes a Subsidiary after the effective date of this Plan shall not be eligible to participate in the Plan unless and until the Board of Directors shall designate such corporation or entity as one whose employees may be offered options under the Plan. At the time this Plan is adopted, the only subsidiary designated by the Board of Directors is Orrstown Bank. New designations of employer corporations from time to time from among the Corporation and its subsidiaries, including corporations that subsequently become its parent or subsidiaries, shall not require shareholder approval.

8.3.
Nothing contained in this Plan or any option granted pursuant to this Plan shall confer upon any Employee the right to continue in the employ of the Corporation or any present or future Subsidiary, or interfere in any way with the rights of the Corporation and any Subsidiary to terminate his or her employment in any way.

8.4.
The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative  of creditors of such Employee.

8.5.	The laws of the Commonwealth of Pennsylvania will govern all matters relating to this Plan except to the extent superseded by the laws of the United States.

9.	EFFECTIVE DATE

9.1.
The Plan shall become effective upon approval by the shareholders of the Corporation at the Annual Meeting of shareholders in the Year 2000.  The Corporation's obligation to offer, sell and deliver its Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares and is further subject to the Corporation receiving, should it determine to do so, the advice of its counsel that all applicable laws and regulations have been complied with.

Appendix A

RESOLUTIONS TO BE ADOPTED BY

THE BOARD OF DIRECTORS OF

ORRSTOWN FINANCIAL SERVICES, INC.

Re:  Amendment of Employee Stock Purchase Plan

July 25, 2013

WHEREAS, the Board of Directors of Orrstown Financial Services, Inc. (the "Company") desires to amend the Employee Stock Purchase Plan (the "Plan") to change  the Offering Dates and the Purchase Dates under the Plan.

NOW, THEREFORE, it is hereby resolved as follows:

RESOLVED, that tins Board of Directors does hereby amend the Plan as follows:

(a)	The definition of the term "Offering Date(s)" as set forth in Section 1.7 of the Plan is hereby amended to read in its entirety as follows:

"§1.7.  'Offering Date(s)' shall be March 1 and September 1 of each year."

(b)	The definition of the term "Purchase Date(s)" as set forth in Section 1.9 of the Plan is hereby amended to read in its entirety as follows:

"§1.9.  'Purchase Date(s)' shall be February 28 and August 31 of each year."

(c)	Section 4.3 of the Plan is hereby amended to read in its entirety as follows:

"§4.3. The purchase price of Shares acquired pursuant to the above described options shall be the lower of eighty-five percent (85%) of the Fair Market Value of the Shares on the applicable Offering Date or related Purchase Date.  For example, the lower of the Fair Market Values on the September 1st Offering Date or the subsequent February 28th Purchase Date times eighty-five percent (85%) will be the purchase price for the February 28th Purchase Date.  The lower of the Fair Market Values on March 1st or August 31st times eighty-five percent (85%) will be the purchase price for the August 31st Purchase Date.  The Board of Directors may choose to use an alternative valuation method provided that such valuation method is considered an appropriate method of determining the fair market value of the Shares for the purposes of Section 423 of the Code."

(d)
Section 5.1 of the Plan is hereby amended such that the reference therein to the “April 30th Purchase Date” shall henceforth refer to the “March 31st Purchase Date” and the reference therein to the “October 31st Purchase Date” shall henceforth refer to the “September 30th Purchase Date.”

RESOLVED, that the Plan shall be amended and restated in its entirety as set forth in Exhibit A attached to and incorporated by reference in these Resolutions in order to reflect the foregoing amendments.

RESOLVED, that the foregoing amendments shall be effective immediately, such that the next Purchase Date under the Plan shall be August 31, 2013 and the next Offering Date under the Plan shall be September 1, 2013.

RESOLVED, that the officers of this Company are hereby authorized and directed to prepare and distribute to all employees participating and eligible to participate in the Plan a supplement to the Prospectus for the Plan describing the foregoing amendments to the Plan in accordance with the requirements of the federal Securities Act of 1933, as amended.

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, on behalf of the Company and in its name, to make all such arrangements, to do and perform all such  acts and things, and to execute and deliver all such officers' certificates and such other instruments and documents as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all of the foregoing resolutions, and any and all actions taken heretofore and hereafter to accomplish such purposes, all or singular, be, and they hereby are, approved, ratified and confirmed.